EXHIBIT 99.1

VERSO REGAINS COMPLIANCE WITH NYSE'S
SHARE PRICE CONTINUTED LISTING STANDARD

MEMPHIS, Tenn. (February 10, 2014) - Verso Paper Corp. (NYSE:VRS) announced today that it has regained compliance with the New York Stock Exchange’s share price continued listing standard. In a recent letter, the NYSE notified Verso that it had satisfied the NYSE’s standard by virtue of the fact that as of January 31, 2014, both the closing share price of Verso’s common stock and its average closing share price over the preceding 30 consecutive trading days were in excess of the $1.00 minimum threshold required by the NYSE. On January 31, 2014, Verso’s closing share price was $3.00 and its average closing share price was $2.25. As a result of this occurrence, Verso’s common stock will continue to be traded on the NYSE, subject to ongoing monitoring by the NYSE and Verso’s compliance with all other applicable NYSE requirements.
Separately, and as previously disclosed, Verso remains subject to potential delisting by the NYSE based on Verso’s prior noncompliance with the NYSE’s continued listing standard requiring a consecutive 30 trading-day average market capitalization or stockholders’ equity of at least $50 million. As permitted by the NYSE’s rules, Verso has submitted to the NYSE a plan to regain compliance with the market capitalization standard, and a decision by the NYSE on whether to accept the plan is anticipated shortly. If Verso’s compliance plan is accepted, the NYSE will allow Verso a period of up to 18 months, measured from August 21, 2013, the date on which Verso first fell below compliance with the standard, in which to regain compliance. As of the close of trading on February 7, 2014, Verso’s average market capitalization was approximately $140 million.
About Verso
Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty paper products. Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company's website at www.versopaper.com.
Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
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Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436

For details, contact:
Robert P. Mundy
Senior Vice President and
Chief Financial Officer

T    901-369-4128
E    robert.mundy@versopaper.com
W    www.versopaper.com